 EXHIBIT 16.1

Changes in Registrant’s Certifying Accountant

On June 15, 2021, the registrant (“Mymetics” or the “Company”), through and with the approval of its Audit Committee, appointed Fruci & Associates II, PLLC (“Fruci & Associates”) to replace BDO USA, LLP ("BDO") as its independent registered public accounting firm following BDO informing the Company that BDO had increased its fees to audit and review the Company’s financial statements.

BDO’s reports on the Company’s financial statements as of and for the fiscal years ended December 31, 2020 and 2019, contained an explanatory paragraph that raises substantial doubt about the Company’s ability to continue as a going concern. Other than the going concern matter, the reports of BDO on the financial statements of the Company for the fiscal years ended December 31, 2020 and 2019, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2020 and 2019, and through June 15, 2021, there were no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s past fiscal years ended December 31, 2020 and 2019, and the interim period through March 31, 2021, BDO did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

The Company provided BDO with a copy of this report on Form 8-K in accordance with Item 304(a) of Regulation S-K prior to its filing with the Securities and Exchange Commission and requested that BDO furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter from BDO is filed as Exhibit 16.1 hereto.

During the Company’s two most recently completed fiscal years and through the date of engagement of Fruci & Associates, neither the Company nor anyone on behalf of the Company consulted with Fruci & Associates regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.